Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Interpace Biosciences, Inc. on Form S-1 to be filed on or about September 24, 2026 of our report dated March 30, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 30, 2026. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

September 24, 2026